Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2010 relating to the financial statements of InfoSpace, Inc., and the effectiveness of InfoSpace, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

September 30, 2010